UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2011

The GC Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

(310) 606-5900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement

On May 13, 2011, The GC Net Lease REIT, Inc. (the “Registrant”), through its operating partnership, entered into a contribution agreement (the “Contribution Agreement”) with 15 third-party contributors and one affiliated contributor, whereby a wholly-owned subsidiary of the Registrant’s operating partnership (the “New Borrower SPE”) acquired 39.77% of the contributors’ undivided co-tenancy interests in a fully-leased office, lab and manufacturing headquarters facility consisting of approximately 328,700 square feet located in Carlsbad, California (the “LTI Property”). In addition, on the date of the contribution, the Registrant entered into a tax protection agreement (the “Tax Protection Agreement”) obligating the Registrant’s operating partnership to reimburse the contributors for certain tax liabilities that may arise in the future related to the LTI Property. The Registrant, through the New Borrower SPE, also entered into a purchase and sale agreement dated May 13, 2011 (the “Cash Purchase Agreement”) with 20 third-party sellers for the New Borrower SPE to purchase for cash the additional 60.23% in undivided co-tenancy interests in the LTI Property that were not contributed to the operating partnership pursuant to the Contribution Agreement. In connection with this acquisition, the New Borrower SPE assumed approximately $34.4 million in existing mortgage debt related to the property (the “LTI Mortgage Debt”) pursuant to a Note and Deed of Trust Assumption Agreement dated May 13, 2011 (the “Assumption Agreement”). The Contribution Agreement and the Tax Protection Agreement are described in further detail in Item 2.01 below, and the Assumption Agreement is described in further detail in Item 2.03 below. The information contained in this Item 1.01 is qualified in its entirety by the full Contribution Agreement, Tax Protection Agreement, Cash Purchase Agreement and Assumption Agreement, which are attached as exhibits hereto.

Item 2.01.        Completion of Acquisition or Disposition of Assets

On May 13, 2011, pursuant to the Contribution Agreement and the Cash Purchase Agreement, the Registrant, through the New Borrower SPE, acquired 100% of the undivided co-tenancy interests in the LTI Property. The LTI Property is 100% leased on an absolute triple net basis to a single tenant, Life Technologies Corporation (“LTI”). The acquisition price for the LTI Property was $56 million, which acquisition price was supported by an independent, third-party appraisal. In exchange for the interests in the LTI Property, the Registrant caused its operating partnership to issue approximately $7.8 million in limited partnership units to the contributors, with the remainder of the purchase price financed by the expansion of the Registrant’s existing bridge loan (the “Bridge Loan”) in the amount of $12.3 million and the New Borrower SPE’s assumption of the LTI Mortgage Debt in the amount of approximately $34.4 million. The remaining purchase price and other fees and expenses associated with closing the acquisition were substantially funded by fees due to and deferred by the Registrant’s sponsor, Griffin Capital Corporation, which fees shall be deferred until the Bridge Loan is repaid as required by the First Amendment to Bridge Credit Agreement. If any contributor elects to redeem all or a portion of the limited partnership units received in connection with this transaction, such redemption shall be at a per unit value equivalent to the price at which the contributor acquired its limited partnership units in the transaction, which varied based on whether the contributor was represented by a broker-dealer that participated in the offering of limited partnership units associated with the transaction.

The Registrant’s advisor earned $1.4 million in acquisition fees and is entitled to reimbursement of $280,000 in acquisition expenses in connection with the acquisition of the LTI Property. The Registrant’s advisor temporarily deferred the acquisition fee and expense reimbursements. The Registrant’s sponsor, Griffin Capital Corporation, is entitled to a disposition fee from the contributors and sellers of approximately $2.1 million. Payment of this fee, as noted above, has been deferred until the Bridge Loan is paid in full, pursuant to the terms of the First Amendment to Bridge Credit Agreement.

In connection with the contribution of the interests in the LTI Property, the Registrant entered into the Tax Protection Agreement with the contributors obligating the Registrant’s operating partnership to reimburse the contributors for tax liabilities resulting from their recognition of income or gain prior to May 13, 2021 in the event that the Registrant’s operating partnership takes certain actions with respect to the LTI Property, the result of which causes such recognition of income or gain.

The LTI Property contains approximately 328,700 rentable square feet located on a 17.6 acre site at 5781 Van Allen Way, Carlsbad, California, approximately 35 miles north of San Diego. The property was originally constructed in 1999 and was first leased to LTI’s predecessor company in 2000. LTI has expended approximately $57 million of its own capital on improvements to the property since 2000. The LTI Property is leased in its entirety to LTI under an absolute triple net lease dated February 8, 2006, as amended (the “Lease”), which expires on May 31, 2022. The current annual rent is approximately $4.03 million ($12.25 per square foot) and is set to increase 2.00% March 1, 2012, 2.25% per year March 1, 2013 and 2014 and 2.50% each March 1st for the remaining eight years of the Lease. The approximate annual rent for the remaining term of the Lease is as follows:

Month Commencing	Annual Rent	Annual Rent per Square Foot
March 2011	$4,025,600	$12.25
March 2012	$4,106,200	$12.49
March 2013	$4,198,600	$12.78
March 2014	$4,293,100	$13.06
March 2015	$4,400,500	$13.39
March 2016	$4,510,600	$13.72
March 2017	$4,623,400	$14.07
March 2018	$4,739,000	$14.42
March 2019	$4,857,500	$14.78
March 2020	$4,979,000	$15.15
March 2021	$5,103,500	$15.53
March 2022	$5,231,100	$15.92

As of the contribution date, the implied initial capitalization rate is approximately 7.21%. The estimated going-in capitalization rate is determined by dividing the projected net rental payment for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). As LTI is directly responsible for the payment of all property operating expenses, insurance and taxes, the net rental payment is equivalent to the base rental payment. The projected net rental payment includes assumptions that may not be indicative of the actual future performance of the LTI Property, including the assumption that LTI will perform its obligations under the Lease during the next 12 months.

LTI has the option to extend the Lease term for two additional eight-year periods at fair market rent (as defined in the Lease). LTI also has the right to purchase the property on February 16, 2016 (the tenth anniversary of the Lease) at a pre-negotiated purchase price and it has the option to purchase the common equity position related to the property (based on an agreed upon schedule) and assume the LTI Mortgage Debt at any time prior to February 16, 2016.

This description of the Lease is qualified in its entirety by the full document, which is attached as an exhibit hereto.

Since the LTI Property is leased to a single tenant on a long-term basis under a net lease, the Registrant believes that financial information about the tenant is more relevant to investors than financial statements of the property acquired. LTI is a public company that currently files its financial statements in reports filed with the SEC, and the following is summary financial data regarding LTI taken from its previously filed public reports:

	As of and For the Three Months Ended	As of and For the Fiscal Year Ended
	3/31/2011	12/31/2010	12/31/2009	12/31/2008
	(in thousands)
Consolidated Statements of Operations
Revenues	$895,893	$3,588,094	$3,280,344	$1,620,323
Gross Profit	519,040	2,106,141	1,824,725	940,752
Net Income	93,579	377,858	144,594	5,714

Consolidated Balance Sheets
Current Assets	$1,893,037	$2,046,525	$1,796,164	$1,612,171
Noncurrent Assets	7,382,760	7,439,674	7,319,576	7,286,588
Current Liabilities	1,788,981	1,146,385	1,328,723	1,007,242
Noncurrent Liabilities	3,101,441	3,901,785	3,703,349	4,443,979
Total Equity	4,385,375	4,438,029	4,026,668	3,456,538

If you would like to review more detailed financial information regarding LTI, please refer to the financial statements of LTI, which are publicly available with the SEC at http://www.sec.gov.

Item 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As noted above, to finance this acquisition, the Registrant expanded the Bridge Loan in the amount of approximately $12.3 million, and the New Borrower SPE assumed the LTI Mortgage Debt of approximately $34.4 million.

The Bridge Loan, dated December 30, 2010, was amended to extend the maturity date six months from the closing date of this acquisition, increase the amount to $12.3 million, and changes the monthly minimum repayment requirement to $2.05 million. The Bridge Loan will continue to bear interest at a rate of daily LIBOR plus 450 basis points, with an initial rate of 6.5%, and is guaranteed by various wholly-owned subsidiaries of the Registrant’s operating partnership, as well as by Kevin A. Shields, the Registrant’s President and Chairman.

Pursuant to the Assumption Agreement, the New Borrower SPE assumed the obligations of the contributors and sellers under the LTI Mortgage Debt, which is evidenced by a Fixed Rate Note dated February 10, 2006 payable to JPMorgan Chase Bank in the original principal amount of $37 million (the “Fixed Rate Note”). The LTI Mortgage Debt was securitized, and Wells Fargo Bank, N.A. acts as trustee related thereto. The LTI Mortgage Debt is secured by a deed of trust, security agreement and fixture filing, and an assignment of leases and rents. The non-recourse carve-outs under the LTI Mortgage Debt were personally guaranteed by the principals of the contributors and sellers, including Kevin A. Shields, the Registrant’s President and Chairman. In connection with the Assumption Agreement, these personal guarantors, other than Mr. Shields, were released from their obligations, and the Registrant and its operating partnership became obligated as non-recourse carve-out guarantors of the LTI Mortgage Debt.

The LTI Mortgage Debt bears a fixed interest rate of 5.80% per annum for the term of the loan. The LTI Mortgage Debt provides for principal and interest payments due on the 1st day of each calendar month on a 30-year amortization schedule. If the Registrant defaults on the LTI Mortgage Debt, the lender may accelerate the entire balance then outstanding under the loan and impose certain late fees and/or default penalties. The Registrant paid a loan assumption fee of 1% of the outstanding balance on the LTI Mortgage Debt upon assumption, which was approximately $0.34 million. The LTI Mortgage Debt documents contain a number of customary representations, warranties, covenants and indemnities.

Pursuant to the Assumption Agreement, lender consent shall be required for any change of control (as defined therein) related to the Registrant, its operating partnership or the New Borrower SPE, which includes a change in the Registrant’s advisor; otherwise, such change in control shall constitute an event of default on the loan. In the event that the Registrant intends to terminate its current advisor, the Registrant (or the New Borrower SPE) must provide the lender with written notice of such termination and solicit the consent of the lender to a new advisor that must be reasonably acceptable to the lender.

The description of the LTI Mortgage Debt is qualified in its entirety by the Fixed Rate Note and the Assumption Agreement, which are attached as exhibits hereto.

Item 7.01.        Regulation FD Disclosure

On May 16, 2011, the Registrant issued a press release regarding the closing of the acquisition of the LTI Property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01.        Financial Statements and Exhibits

(a) Financial Statements of Real Estate Acquired.

See Item 2.01 above.

(b) Pro forma financial information.

Since it is impracticable to provide the required pro forma financial information for the acquired real property described in Item 2.01 at the time of this filing and no pro forma financial information is available at this time, the Registrant hereby confirms that it intends to file the required pro forma financial information on or before July 29, 2011 by amendment to this Form 8-K.

(d) Exhibits.

10.1	Contribution Agreement for LTI Property dated May 13, 2011

10.2	Tax Protection Agreement for LTI Property dated May 13, 2011

10.3	Cash Purchase Agreement for LTI Property dated May 13, 2011

10.4	Lease for LTI Property dated August 8, 2006

10.5	Fixed Rate Note for LTI Property dated February 10, 2006

10.6	Assumption Agreement for LTI Property dated May 13, 2011

99.1	Press Release for LTI Property dated May 16, 2011

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The GC Net Lease REIT, Inc.

Date: May 16, 2011	By:	/s/ Kevin A. Shields
Kevin A. Shields
President